Exhibit 15.1

September 27, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated August 7, 2012, except for the effects of the reverse stock split and the NRT franchise agreement matter as described in Note 1 to the condensed consolidated financial statements, as to which the date is September 27, 2012, on our review of interim financial information of Realogy Holdings Corp. (formerly Domus Holdings Corp.) and its subsidiaries for the three and six month periods ended June 30, 2012 and 2011 is included in its Registration Statement on Amendment No. 4 to Form S-1 dated September 27, 2012.

Very truly yours,

/s/ PricewaterhouseCoopers LLP